Smith Barney Money Funds Inc. - Cash Portfolio
Results of a special shareholders meeting

On 11/15/05, a special meetings of shareholders was held to elect directors. The following table provides the number of votes cast for, against, or withheld as well as the number of abstentions as to the matter voted on at the special meeting of shareholders.

			              Authority
  Name		      Votes for       Withheld	   Abstentions
--------------------------------------------------------------
Lee Abraham          7,374,688,916   317,278,333    9,053,847
Jane F Dasher        7,381,764,988   310,202,262    9,053,847
Donald R Foley       7,377,399,557   314,567,693    9,053,847
Richard E Hanson Jr  7,379,534,386   312,432,864    9,053,847
Paul Hardin          7,378,461,606   313,505,644    9,053,847
Roderick C Rasmussen 7,376,644,184   315,323,066    9,053,847
John P Toolan        7,377,276,346   314,690,904    9,053,847
R Jay Gerken         7,371,718,942   320,248,308    9,053,847




On 11/19/05, a special meetings of shareholders was held to approve a new management agreement. The following table provides the number of votes cast for, against, or withheld as well as the number of abstentions and broker non-votes as to the matter voted on at the special meeting of shareholders.

Item Voted      Votes       Votes     	              Broker
   on	         for        against     Abstentions  non-votes
--------------------------------------------------------------
new
management  7,988,268,481  275,394,490  645,242,138  1,025,998
agreement


Smith Barney Money Funds Inc. - Government Portfolio
Results of a special shareholders meeting

On 11/15/05, a special meetings of shareholders was held to elect directors. The following table provides the number of votes cast for, against, or withheld as well as the number of abstentions as to the matter voted on at the special meeting of shareholders.

			              Authority
  Name		      Votes for       Withheld	   Abstentions
--------------------------------------------------------------
Lee Abraham          7,374,688,916   317,278,333    9,053,847
Jane F Dasher        7,381,764,988   310,202,262    9,053,847
Donald R Foley       7,377,399,557   314,567,693    9,053,847
Richard E Hanson Jr  7,379,534,386   312,432,864    9,053,847
Paul Hardin          7,378,461,606   313,505,644    9,053,847
Roderick C Rasmussen 7,376,644,184   315,323,066    9,053,847
John P Toolan        7,377,276,346   314,690,904    9,053,847
R Jay Gerken         7,371,718,942   320,248,308    9,053,847




On 11/29/05, a special meetings of shareholders was held to approve a new management agreement. The following table provides the number of votes cast for, against, or withheld as well as the number of abstentions and broker non-votes as to the matter voted on at the special meeting of shareholders.

Item Voted      Votes      Votes     	              Broker
   on	         for      against    Abstentions    non-votes
--------------------------------------------------------------
new
management  988,307,833  40,412,628  129,523,099     5,589
agreement